EXHIBIT 99-1

FOR IMMEDIATE RELEASE

Contacts:	Stacey Calbert, Media Relations	Laura Conn, Investor Relations
	(800) 775-7290	(972) 770-5810

BRINKER INTERNATIONAL BOARD ANNOUNCES

$300 MILLION INCREASE IN SHARE REPURCHASE PLAN AND

DECLARES COMMON DIVIDEND

DALLAS (May 31, 2007) – The Board of Directors for Brinker International, Inc. (NYSE: EAT) authorized an increase of $300 million to its existing share repurchase program.  Fiscal year to date, the company has repurchased $569 million or approximately 17.5 million shares.

In addition, the Board declared a quarterly dividend of $0.09 per share on the common stock of the company. The dividend will be paid on June 27, 2007 to shareholders of record as of June 15, 2007.

At the end of the third quarter of fiscal 2007, Brinker International either owned, operated, or franchised 1,756 restaurants under the names Chili’s Grill & Bar (1,318 units), Romano’s Macaroni Grill (242 units), On The Border Mexican Grill & Cantina (156 units), and Maggiano’s Little Italy (40 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste and behavior,  health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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